EX-99.27d(7)

              JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

                             2900 Westchester Avenue
                            Purchase, New York 10577

                                 A STOCK COMPANY        [GRAPHIC OMITTED]
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                         TERMINAL ILLNESS BENEFIT RIDER
                             (HEREINAFTER, "RIDER")

THIS RIDER PROVIDES AN ACCELERATED PAYMENT OF LIFE INSURANCE PROCEEDS. IT IS NOT INTENDED OR DESIGNED TO PROVIDE HEALTH, NURSING HOME, OR LONG-TERM CARE INSURANCE.

DEATH BENEFITS, POLICY VALUES, AND DEBT WILL BE REDUCED BY A BENEFIT PAID UNDER THIS RIDER. ANY BENEFIT PAID UNDER THIS RIDER MAY BE TAXABLE. AS WITH ALL TAX MATTERS, A PERSONAL TAX ADVISOR SHOULD BE USED.

THIS RIDER IS MADE A PART OF THE POLICY TO WHICH IT IS ATTACHED. THE ISSUE DATE OF THIS RIDER IS THE ISSUE DATE OF THE POLICY UNLESS OTHERWISE STATED. THE TERMS OF YOUR POLICY ALSO APPLY TO THIS RIDER EXCEPT AS THEY ARE CHANGED BY THE TERMS OF THIS RIDER.

IF THE INSURED INCURS A TERMINAL ILLNESS WHILE THE POLICY IS IN FORCE, THE COMPANY WILL PAY THE AMOUNT THE OWNER REQUESTS FROM THE POLICY UNDER THE PROVISIONS OF THIS RIDER.

                                   DEFINITIONS

BENEFIT RATIO.  The result of dividing (a) by (b) where:

a. Is the requested benefit under the Rider before the interest discount and administrative expense charge; and
b.   Is the Policy Death Benefit.

IMMEDIATE FAMILY. A spouse, child, brother, sister, parent or grandparent of the Insured or the Owner.

PHYSICIAN. An individual who is licensed to practice medicine and treat illness or injury in the state where treatment is received and who is acting within the scope of his or her license. The term Physician only refers to a Physician licensed and currently practicing in the United States of America. Physician does not include:

1.   An Insured;
2.   An Owner or Joint Owner;
3. A person who is part of the Insured's, Owner's, or Joint Owner's Immediate Family.

PHYSICIAN'S STATEMENT. A written statement, acceptable to the Company, signed by a Physician, which:

1. Gives the Physician's diagnosis of the Insured's noncorrectable medical condition; and
2. States with reasonable medical certainty that the noncorrectable medical condition will result in the death of the Insured within 12 months or less from the date of the Physician's Statement. This statement will take into consideration the ordinary and reasonable medical care, advice and treatment available in the same or similar communities.

TERMINAL ILLNESS. A noncorrectable medical condition which will result in the death of the Insured within 12 months or less from the date of the Physician's Statement.

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                               GENERAL PROVISIONS

AMOUNT OF TERMINAL ILLNESS BENEFIT. The amount of the benefit provided shall be calculated as of the date of payment, from a minimum of 25% of the Policy Death Benefit (or $50,000 if less) up to a maximum of 100% of the Policy Death Benefit (or $250,000, whichever is less);

Less:

1. An actuarial discount for 12 months' interest. The interest rate used in the calculation of the accelerated benefit will not exceed the greater of:
     a. the yield on the 90 day Treasury Bills as of the date of application for an accelerated benefit;
     b. Moody's Corporate Bond Yield Averages - Monthly Average Corporates, published by Moody's Investors Service, Inc., or any successor thereto for the calendar month ending two months before the date of application for an accelerated benefit; or
     c.   the Policy guaranteed interest rate plus one percent per annum.
2.   Any Debt multiplied by the Benefit Ratio; and
3. Any amount due and unpaid during the Policy's Grace Period which applies to a period before the date of entitlement to this benefit; and
4. An administrative expense charge as determined by the Company. This charge will not exceed $100.

ADJUSTMENTS TO THE POLICY. After the payment of the benefit under this Rider, the Policy will be subject to the following adjustments:

1. The Minimum Death Benefit, Initial Death Benefit (adjusted for reductions due to partial withdrawals and increases due to additional Premiums), Policy Value, Remaining Premium, Withdrawal Charge, and Debt will be reduced by the Benefit Ratio.
2. If the accelerated benefit requested under this Rider is 100% of the Death Benefit, the Policy will terminate.
3. If the benefit requested under this Rider is less than 100% of the Policy Death Benefit, then future Policy Values will be calculated according to the methods described in the Policy using the reduced amounts described above.

LIMITATIONS. Any amount payable during the contestability period, due to suicide, will be reduced by any previously paid accelerated benefit.

The exercise of this benefit is made available to You on a voluntary basis. You are not eligible for the benefit under this Rider if You are required by law to use the benefit to meet the claims of Your creditors, whether in bankruptcy or otherwise. In addition, You are not eligible for any benefit under this Rider if You are required by a governmental agency to use the benefit in order to apply for, obtain, or keep a government benefit or entitlement.

BENEFIT ENTITLEMENT. You will be entitled to a benefit under this Rider subject to the following conditions:

1. Any benefit is payable only once, regardless of the subsequent occurrence of the same or a different condition.
2.   The Policy must be in force at the time of claim.
3. The Insured's Terminal Illness must first manifest itself on or after the 30th day following the Issue Date of the Policy to which this Rider is attached.
4.   Any benefit shall be payable only to You.
5. After payment of any benefit, the Company will send You a statement showing the effect of the payment of the benefit on the Policy.

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6.   If the Insured  dies before any  benefit is paid,  no payment  will be made under this Rider.
7. The Company must receive the consent of all irrevocable beneficiaries and assignees before any benefit is paid.
8. The remaining Death Benefit will be paid only if the continuance provisions of the base Policy are met. Additional Premium payments may be necessary if the withdrawal value is below or equal to $0. Such Premium payments must be made in cash.

You will receive a 61-day notice of the minimum Premium payment(s) required pursuant to the Grace Period provision of the base Policy.

TERMINATION. This Rider will terminate on the earliest of the following:

1.   Whenever any benefit under this Rider is paid.
2.   The date when the Policy's Grace Period expires and the Policy lapses.
3. The date the Company receives a written request from You to terminate this Rider.

CLAIM REQUIREMENTS. Written proof of the Insured's Terminal Illness must be received in Good Order by the Company at its Service Center before a benefit will be considered. Written proof includes a properly completed Company claim form, authorization for the release of the Insured's medical records, and a Physician's Statement of condition satisfactory to the Company. The Company reserves the right to request additional medical information from any Physician or institution which may have provided treatment for the Terminal Illness. The Company may require, at its expense, an additional examination by a Physician of its choice. If there is a discrepancy between medical opinions, the opinion of the Company's Physician will govern.

Written notice and proof of claim may be submitted to the Company at its Service Center anytime after the date the Insured develops a Terminal Illness. Claim forms are available from the Service Center.

CONSIDERATION. This Rider is issued in consideration of the application for the Policy. There is no charge for this Rider.

                                      SIGNED FOR THE JACKSON NATIONAL LIFE
                                      INSURANCE COMPANY OF NEW YORK

                                      /s/ Thomas J. Meyer

                                      SECRETARY


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